Exhibit (5)

June 30, 2003

Board of Directors

Wachovia Corporation

Charlotte, North Carolina 28288

Ladies and Gentlemen:

I have acted as counsel for Wachovia Corporation (the “Corporation”) in connection with the registration on Form S-8 of 10,000,000 shares of the Corporation’s Common Stock under the Securities Act of 1933 (the “Registration Statement”), including rights attached thereto to purchase shares of Common Stock or junior participating Class A Preferred Stock pursuant to the Corporation’s Shareholder Protection Rights Agreement (collectively, the “Shares”), that are issuable under the Wachovia Savings Plan (the “Plan”).

On the basis of such investigation as I deemed necessary, I am of the opinion that:

1.	the Corporation has been duly incorporated and is validly existing under the laws of the State of North Carolina; and

2.	the Shares have been duly authorized and, when the Registration Statement has become effective under the Securities Act of 1933 and the Shares have been duly issued and sold in accordance with the terms of the Plan, the Shares will be validly issued by the Corporation, fully paid and non-assessable.

I hereby consent to the use of my name under Item 5 in Part II of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required by the Securities Act of 1933 and the rules promulgated thereunder.

Very truly yours,

/s/ Ross E. Jeffries, Jr.